Exhibit 99.1
Herman Miller Names Experienced Financial Executive Mike R. Smith to Board of Directors

Smith joins the Company’s Board of Directors and the Audit Committee of the Board of Directors, effective June 21, 2021.

June 22, 2021

Zeeland, Mich. – Herman Miller announced today the unanimous action by the Board of Directors to appoint Mike R. Smith to the Board of Directors and the Audit Committee of the Board of Directors, effective June 21, 2021.

Smith is Executive Vice President and Chief Financial Officer for McCormick & Company, Incorporated, a global leader in flavor. As a Fortune 500 company, McCormick manufactures, markets, and distributes spices, seasoning mixes, condiments, and other flavorful products to the entire food industry. As CFO, Smith leads controllership, financial accounting and reporting, tax, treasury, investor relations, financial planning and analysis, global business improvement, enterprise risk, and internal audit for the company. He is also a member of McCormick’s Management Committee and Investment Committee.

“Mike brings extensive global financial management expertise to our Board,” said Mike Volkema, Chairman of the Board. “His guidance will be invaluable as we continue to grow and diversify Herman Miller Group around the world.”

Smith has served in a variety of financial leadership roles in his 30-year career with McCormick, including Senior Vice President Capital Markets and Chief Financial Officer for North America, Chief Financial Officer and Vice President Finance for EMEA, Vice President Treasury and Investor Relations, and Vice President Finance and Administration for U.S. Consumer Products. He has provided financial leadership in areas including strategic planning, cost management, shared services, and acquisitions.

"Mike brings broad financial expertise and will provide critical perspective to help us further accelerate our growth strategy and create even more value for our shareholders,” said Andi Owen, President and CEO.

Smith is a CPA and began his career in public accounting at Coopers & Lybrand. Smith graduated summa cum laude from the University of Notre Dame with a degree in Accountancy. He is a member of the American Institute of Certified Public Accountants and the Maryland Association of Certified Public Accountants. He also serves on the Board of Directors for Catholic Charities of the Archdiocese of Baltimore and the University of Maryland St. Joseph Medical Center.

“I’m honored to be joining Herman Miller’s Board of Directors,” said Smith. “The company’s core values of inclusion and integrity align closely to my personal values, and the management team has done an impressive job managing the challenges brought on by the COVID-19 pandemic. The business is well-positioned to capitalize on exciting growth opportunities in the future and I look forward to being part of what’s to come.”

Herman Miller has eleven board members from a variety of industries including retail, healthcare, and manufacturing.

Press contact: media_relations@hermanmiller.com

About Herman Miller
Herman Miller is a globally recognized leader in design. Since its inception in 1905, the company’s innovative, problem-solving designs and furnishings have inspired the best in people wherever they live, work, learn, heal, and play. In 2018, Herman Miller created Herman Miller Group, a purposefully selected, complementary family of brands that includes Colebrook Bosson Saunders, Design Within Reach, Geiger, HAY, Maars Living Walls, Maharam, naughtone, and Nemschoff. Guided by a shared purpose—design for the good of humankind—Herman Miller Group shapes places that matter for customers while contributing to a more equitable and sustainable future for all. For more information visit www.hermanmiller.com/about-us